Exhibit 99.1

FOR RELEASE:		November 4, 2010

Contact:	Douglas J. Glenn
Executive Vice President, General Counsel and
Chief Operating Officer
(757) 217-3634

HAMPTON ROADS BANKSHARES ANNOUNCES ELECTION OF RONALD A. DAY TO BOARD OF DIRECTORS OF BANK OF HAMPTON ROADS

Norfolk, Virginia, November 4, 2010:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for Bank of Hampton Roads (the “Bank”) and Shore Bank, today announced that Ronald A. Day has been elected to the Board of Directors of the Bank.  Day joined the Bank as President and Chief Operating Officer in June, 2010.

Prior to joining the Bank, Day served in a variety of positions from 1993 to 2009 with RBC Bank (“RBC”), a fully-integrated financial services firm with $30 billion in assets, 440 branches and 5,500 employees across six southeastern states.  Most recently, Day was Executive Vice President – Sales, Strategy and Development of RBC and Chairman and CEO of RBC Card Bank Georgia, NA, a national credit card bank with $150 million in assets and 200,000 active customers.  Day earned a B.S. in Business Administration at the University of North Carolina at Chapel Hill, and he currently serves as a member of the University’s Board of Visitors.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.  Currently, Bank of Hampton Roads operates twenty-eight banking offices in the Hampton Roads region of southeastern Virginia and twenty-four offices in Virginia and North Carolina doing business as Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance, and investment products.  Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol HMPR.  Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.
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